EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sprint Nextel Corporation:
We consent to the use of our report dated August 4, 2008, with respect to the balance sheet of the WiMAX Operations of Sprint Nextel Corporation (a development stage enterprise) as of December 31, 2007, and the related statements of operations, cash flows and business equity for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.
Our report contains an emphasis of matter paragraph that states that the WiMAX Operations of Sprint Nextel Corporation is dependent upon Sprint Nextel Corporation to fund the acquisition and development of its network assets. Sprint Nextel Corporation has committed to provide the WiMAX Operations of Sprint Nextel Corporation with the required financial support through the earlier of the closing of the transaction with Clearwire Corporation or August 31, 2009.
/s/ KPMG LLP
McLean, Virginia
October 8, 2008